Exhibit 3.1

File Number: 11541073

Professional LLC

Certificate of Organization

OF

Utah Therapeutic Health Center, PLLC

The undersigned person(s) do hereby adopt the following Certificate of Organization for the purpose of forming a Utah Professional Limited Liability Company.

Article I

The name of the limited liability company is to be Utah Therapeutic Health Center, PLLC

Article II

The purpose or purposes for which the company is organized is to engage in:

To provide ambulatory medical evaluations and education for patients with acute and chronic illness.

A company organized to render professional services under this chapter may render only one specific type of professional services, and services ancillary to them, and may not engage in any business other than rendering the professional services which it was organized to render, and services ancillary to them; provided, however, that a professional services company may own real and personal property necessary or appropriate for rendering the type of professional service it was organized to render and may invest its funds in real estate, mortgages, stock, bonds, and any other type of investments.

Article III

The Company shall continuously maintain an agent in the State of Utah for service of process who is an individual residing in said state. The name and address of the initial registered agent shall be:

(Registered Agent Name & Address)
REGISTERED AGENTS INC
881 Baxter Drive, Suite 100
South Jordan, UT, 84095

Article IV

Name, Street address & Signature of all members/managers

Manager #1

Wade Rivers LLC

30 N Gould STE R

Sheridan, WY 82801

Wade Rivers LLC

Signature

DATED 2 December, 2019.

Article V

Management statement

This limited liability company will be managed by its Managers

Article VI

Records required to be kept at the principal office include, but are not limited to the following:

Article VI.1

A current list in alphabetical order of the full name

and address of each member and each manager.

Article VI.2

A copy of the stamped certificate of Organization

and all certificates of amendments thereto.

Article VI.3

Copies of all tax returns and financial statements

of the company for the three most recent years.

Article VI.4

A copy of the company’s operating agreement and minutes of each meeting of members.

Article VII

The street address of the principal place of business is:

881 Baxter Drive, Suite 100

South Jordan, UT 84095

Article VIII

The duration of the company shall be

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.